EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors

   of Enbridge Energy Company, Inc.:

In our opinion, the accompanying consolidated statements of financial position present fairly, in all material respects, the financial position of Enbridge Energy Company, Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial position are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas

April 22, 2005

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
	2004	2003
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$9.8	$17.1
Due from affiliates	17.2	5.9
Receivables, trade and other, net of allowance for doubtful accounts of $0 in 2004 and $0.6 in 2003	4.8	7.6
Loans to affiliates (Note 11)	747.1	498.9
Other current assets	2.0	0.9
	780.9	530.4

Long-term loans to affiliates (Note 11)	140.7	307.9
Investment in Enbridge Energy Partners, L.P (Note 6)	547.4	531.5
Deferred charges and other	14.3	10.6
Property, plant and equipment, net (Note 7)	179.2	123.3
Goodwill	25.0	25.0
	$1,687.5	$1,528.7

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$38.9	$18.6
Due to affiliates	2.4	1.5
Loans from affiliates (Note 11)	51.4	5.5
Current maturities (Note 8)	158.0	—
	250.7	25.6

Long-term debt (Note 8)	117.0	275.0
Deferred credits	99.4	64.8
Deferred tax liabilities (Note 9)	194.1	212.3
Minority interest	323.0	306.7
	984.2	884.4

Commitments and contingencies (Note 13)

Shareholder’s equity
Common stock: Authorized—750,000 shares issued—678,167 in 2004 and 2003, no par value	$—	$—
Contributed surplus	338.1	337.5
Retained earnings	285.3	260.0
Accumulated other comprehensive income (Note 15)	79.9	46.8
	703.3	644.3
	$1,687.5	$1,528.7

The accompanying notes are an integral part of these consolidated financial statements.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.             NATURE OF OPERATIONS

Enbridge Energy Company, Inc. (the “Company”), is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). The Company is owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

As the sole general partner, the Company is responsible for management of the Partnership. In October 2002, the Company delegated substantially all of the responsibility for the management of the Partnership to its affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). The Company retains certain functions and approval rights over the operations of the Partnership and has an effective 11.6 percent and 12.2 percent ownership interest in the Partnership as of December 31, 2004 and 2003. The ownership interest consists of a direct 2.0 percent general partner interest and a direct 6.5 percent and 7.1 percent limited partner interest in the Partnership as of December 31, 2004 and 2003, respectively.  At December 31, 2004 and 2003, the Company also owns 1,877,638 and 1,732,930 Listed Shares of Enbridge Management, respectively, and all of their Voting Shares.  Through Enbridge Management, the Company indirectly owns an additional 3.1 percent limited partner interest in the Partnership as of December 31, 2004 and 2003.

Enbridge Employee Services, Inc. (“EES”) is a wholly-owned subsidiary of the Company and provides employees and employee benefits services to the Company, affiliates of the Company, Enbridge Management, the Partnership and its subsidiaries (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group. There is no profit or margin charged by EES to the members of the Group. EES does not recognize any profit or margin for amounts charged to members of the Group.

Other consolidated subsidiaries of the Company engage in providing crude oil transportation, natural gas gathering and processing, and financing activities.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated statements of financial position of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated statements of financial position requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Management regularly evaluates these estimates, utilizing historical experience, consultation with experts and other methods considered reasonable in the circumstances.  Nevertheless, actual results may differ significantly from these estimates and assumptions.  Any effects on the consolidated statements of financial position resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.  In addition, prior period information presented in these consolidated financial statements include reclassification which were made to conform the current period presentation.

Principles of Consolidation

The consolidated statements of financial position include the accounts of the Company and its subsidiaries. The Company has significant influence over the Partnership; therefore the equity method is used to account for general partner and limited partner interests in the Partnership. The Company owns all of the voting interest in Enbridge Management. Accordingly, the accounts of Enbridge Management have been consolidated in the Company’s financial results.  The Company holds a 77.78 percent interest in Frontier Pipeline Company (“Frontier”) and a 90 percent interest in CCPS Transportation, LLC (“CCPS”) both of which are included in the consolidated statements of financial position.  Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments that have an original maturity of three months or less at the time of purchase to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment is stated at its original cost of construction or, upon acquisition, at the fair value of the assets acquired.  Expenditures for system expansion and major renewals and betterments are capitalized; maintenance and repair costs are expensed as incurred.

Depreciation rates for the pipeline systems are based on the lesser of the estimated remaining useful lives of the properties or the estimated remaining life of crude oil or natural gas production in the basins served by the pipelines.

The Company capitalizes direct costs, such as labor, materials, overhead and interest at the Company’s weighted average cost of debt, during construction. Depreciation of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of the assets.

Expenditures related to property, plant and equipment are capitalized (‘‘capital expenditures’’), subject to a minimum rule, that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are extended, replaced, or improved; or (3) all land, regardless of cost. Acquisition of new assets, additions, replacements and improvements (other than land) costing less than the established minimum rules are expensed accordingly.

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss will be recognized when the sum of estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition is less than its carrying amount.  If an impairment loss is identified, the amount of the impairment is calculated as the excess of the carrying amount of the asset over the fair value of the asset either through reference to similar asset sales, or by estimating the fair value using a discounted cash flow approach.  There have been no impairments recognized in 2004 or 2003.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.

Goodwill is not amortized but is tested for impairment annually as of the end of the third quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered.  Impairment occurs when the carrying amount of a reporting unit exceeds its fair value.  Impairment occurs when the carrying amount of a reporting unit exceeds its fair value.  At the time the Company determines that an impairment has occurred, the carrying value of the goodwill is written down to its fair value.  There have been no impairments recorded in 2004 or 2003.

Asset Retirement Obligations

Effective January 1, 2003, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”), which addresses accounting and reporting for legal obligations associated with the retirement of long-lived tangible assets. SFAS No. 143 requires entities to record the fair value of a liability for the retirement obligation in the period in which the liability is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying value of the asset, which is subsequently depreciated over its useful life.  However, the fair value of the asset retirement obligations cannot be reasonably estimated, as settlement dates and scope of decommissioning work are indeterminate.  Therefore, no liability has been recorded as of December 31, 2004 and 2003, respectively.

Deferred Income Taxes

Income taxes are accounted for using the asset and liability method.  Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.  In addition, the Company recognizes future tax benefits to the extent that such benefits are more likely than not to be realized.

Derivative Financial Instruments

The Company uses a variety of derivative financial instruments to create offsetting positions to specific commodity, interest rate and foreign currency exposures.  Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’) all derivative financial instruments are recorded in the balance sheet at their fair value. For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated.

In implementing its hedging programs, the Company has established a formal analysis, execution and reporting framework that requires the approval of the Board of Directors or a committee of senior management. Derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction and are not used for speculative purposes.

Derivative financial instruments qualifying for hedge accounting treatment and used by the Company can generally be divided into three categories: 1) cashflow hedges,  2) fair value hedges and 3) foreign currency hedges. Cashflow hedges are entered to hedge the variability in cash flows related to a forecasted transaction. Fair value hedges are entered to hedge the value of a recognized asset or liability.  Foreign currency hedges are entered to hedge the variability in cash flows related to forecasted transactions denominated in a foreign currency

Price assumptions used to value the cash flow, fair value and foreign currency hedges can affect the values at which these financial instruments are recorded in the consolidated statements of financial position. The Company values its derivative financial instruments using published market price information where available, or quotations of executable bids and offers from OTC market makers. The valuations also reflect the potential impact of liquidating the Company’s position in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The amounts reported in the Company’s consolidated financial statements change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

The market values of derivative instruments represent the Company’s best estimates based upon exchange-traded prices, published market prices or over-the-counter market price quotations whenever they are available. Quoted valuations may not be available due to location differences or terms that extend beyond the period for which quotations are available. Where quotes are not available, the Company utilizes other valuation techniques or models to estimate market values. These modeling techniques require the Company to make estimations of future prices, price correlation and market volatility and liquidity. The estimates also reflect factors for time value and volatility underlying the contracts, the potential impact of liquidating positions in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The Company’s actual results may differ from its estimates, and these differences can be positive or negative.

Foreign Currency Translation

The Company’s functional currency for its foreign subsidiaries is the Canadian dollar. Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items, which are translated on a historical basis. Gains and losses resulting from these foreign currency translation adjustments are included as a component of comprehensive income.

Post-Employment Benefits

The Company maintains both defined benefit and defined contribution pension plans. Pension costs and obligations for the defined benefit pension plans are determined using the projected benefit method and are charged to earnings as services are rendered. For the defined contribution plans, contributions made by the Company are expensed as incurred.

The Company also provides post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

3.             RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

Accounting for Conditional Asset Retirement Obligations

In March 2005 the Financial Accounting Standards Board issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.  This interpretation clarifies the meaning of “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations as referring to a legal obligation to perform an asset retirement activity where the timing and/or method of settlement are conditional on a future event that may or may not be within the control of an entity.  The obligation to perform the retirement activity is unconditional even though uncertainty may exist about the timing and/or method of settlement.  The interpretation requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  This interpretation is effective no later than the end of fiscal years ending after December 15, 2005.  We are currently evaluating the effect that application of this interpretation will have on our financial statements.

4.             OTHER ACCOUNTING MATTERS

The Emerging Issues Task Force, or EITF, has on its agenda, proposed guidance addressing when a general partner, or general partners as a group, control and should therefore, consolidate a limited partnership.  Under the proposed guidance a sole general partner is presumed to control a limited partnership and should consolidate the limited partnership unless the limited partners have either:

•                  “Kick-out Rights” - the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the sole general partner without cause (kick-out rights); or

•                  Substantive Participating Rights - provide the limited partners with the ability to participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business.

Substantive kick-out rights must have the following characteristics:

•                  Can be exercised by a vote of no more than a simple majority of the voting interests held by the limited partners, other than the sole general partner.

•                  The limited partners holding the kick-out rights have the ability to exercise those rights if they choose to do so.

Substantive participating rights would allow limited partners to participate in the following actions of the limited partnership:

•                  Selecting, terminating, and setting the compensation of management responsible for implementing the limited partnership’s policies and procedures/

•                  Establishing operating policies and making capital decisions of the limited partnership, including budgets in the ordinary course of business.

The existence of protective rights does not overcome the presumption of control.

The Company may be required to consolidate the Partnership for the first reporting period beginning after December 31, 2005, if the Financial Accounting Standards Board elects to ratify the proposed guidance.  However, because of the tentative nature of the proposed guidance, the Company cannot reasonably ascertain the effect this proposal may have on its financial position, results of operations or cash flows.

5.             ACQUISITIONS

CCPS Transportation, L.L.C.

On September 2, 2003, the Company acquired 90% of the outstanding shares of CCPS for $122.0 million.  The acquisition and planned reversal of the pipeline will provide Canadian producers and shippers with cost-effective access to new markets south of the Partnership’s terminal near Chicago.  Of the total purchase price, $57.0 million was paid on the date of acquisition, with the remaining $65.0 million payable upon the earlier of the completion of the reversal of the flow of the pipeline, or December 31, 2004.   The acquisition was accounted for using the purchase method.  The allocation of the purchase price paid on the date of acquisition was as follows:

(dollars in millions)
Purchase Price:
Cash	$57.0

Fair value of assets acquired:
Other assets	0.1
Property, plant and equipment	140.0
Deferred purchase price	(65.0)
Net property and equipment	75.1

Current liability (commitment loss and other)	(4.5)
Minority interest	(13.6)

Net assets acquired	$57.0

In December 2004, the Company paid an additional $59.5 million, pursuant to an amendment to the original purchase agreement in satisfaction of the original $65 million deferred amount payable.  This additional payment was recorded as an addition to property, plant and equipment and triggered the seller’s right to sell the remaining 10 percent to the Company at a cost of $12.4 million.  The seller notified the Company of its intent to exercise this right and the Company is required to purchase the remaining 10 percent of the CCPS shares it does not already own.

6.             INVESTMENT IN ENBRIDGE ENERGY PARTNERS, L.P.

The Company has a 2% general partner and an effective 9.6% and 10.2% limited partner interest in the Partnership as of December 31, 2004 and 2003.  The limited partner interest is comprised of a direct 6.5% and 7.1% interest in the Partnership’s common units as of December 31, 2004 and 2003, respectively and an effective 3.1% interest in the Partnership’s i-units through the Company’s ownership of Enbridge Management for the years ended December 31, 2004 and 2003.

Class B common units

At December 31, 2004 and 2003, the Company holds 100% of the Partnership’s 3,912,750 Class B common units outstanding, which totals 6.5% and 7.1%, respectively of the Partnership’s total units outstanding.  The Class B common units represent limited partner interests with limited rights of ownership as provided for under the Partnership Agreement and participate in the Partnership’s distributions as discussed below.  The Class B common units are not eligible for trading on the New York Stock Exchange (“NYSE”).

i-units

On May 14, 2002, the Company formed Enbridge Management. On October 17, 2002, Enbridge Management completed an initial public offering of 9,000,000 limited liability shares (“Listed Shares”). The proceeds from the offering were used to purchase
i-units, a new class of limited partnership interest, from the Partnership.  As of December 31, 2004 and 2003, the Company owned 17.2 percent of the Enbridge Management Listed Shares.  Although approximately 82.8 percent of Enbridge Management is publicly held, as discussed in Note 1, the Company has voting control of Enbridge Management by owning all of Enbridge Management’s voting shares. The Company’s consolidated statements of financial position include 100% of Enbridge Management’s investment in the Partnership.

Summarized financial information of the Partnership

Additional information on the Partnership’s financial position are contained in its Annual Report on Form 10-K as of December 31, 2004.

	December 31,
	2004	2003
	(dollars in millions)
Current Assets	$626.1	$408.8
Long-term Assets	$3,136.9	$2,823.0
Current Liabilities	$556.6	$588.6
Long-term Liabilities	$1,808.5	$1,329.9
Partners’ Capital	$1,397.9	$1,313.3

Distributions received

Distributions by the Partnership of its Available Cash generally are made 98.0% to the Class A and B common unitholders and the i-unitholder and 2.0% to the Company as general partner.  However, distributions are subject to the payment of incentive distributions to the Company to the extent certain target levels of cash distributions are achieved.   The Company receives incremental incentive distributions of 15.0 percent, 25 percent, and 50 percent of all quarterly distributions of Available Cash that exceed target levels of $0.59, $0.70, and $0.99 per Class A and B common units and i-units, respectively. Typically, the General Partner and owners of Class A and Class B common units will receive distributions in cash.  Enbridge Management, as owner of the i-units, however, does not receive distributions in cash.

Each time that the Partnership makes a cash distribution to the General Partner and the holders of its common units, the number of i-units owned by Enbridge Management and the percentage of total units in the Partnership owned by Enbridge Management will increase automatically under the provisions of the Partnership’s partnership agreement.  The result is that the number of i-units owned by Enbridge Management will equal the number of Enbridge Management’s listed shares and voting shares that are then outstanding.  The amount of this increase per i-unit is determined by dividing the cash amount distributed per common unit by the average price of one of Enbridge Management’s listed shares on the NYSE for the 10-day period immediately preceding the ex-dividend date for Enbridge Management’s shares.  The cash equivalent amount of the additional i-units is treated as if it had actually been distributed for purposes of determining the distributions to be made to the General Partner.

The following table sets forth the distributions received by the Company, as approved by the Board of Directors for each period in the years ended December 31, 2004 and 2003 (dollars in millions, except per unit amounts).

Distribution Payment Date	Distribution per Unit	Listed Shares Received (1)	Retained by Partnership (2)	Cash Distribution from Partnership (3)
2004
November 12, 2004	$0.925	$1.7	$0.2	$9.7
August 13, 2004	0.925	1.7	0.2	9.3
May 14, 2004	0.925	1.6	0.2	9.3
February 13, 2004	0.925	1.6	0.2	9.2
		$6.6	$0.8	$37.5
2003
November 14, 2003	$0.925	$1.6	$0.2	$8.6
August 14, 2003	0.925	1.6	0.2	8.6
May 15, 2003	0.925	1.5	0.2	8.2
February 14, 2003	0.925	1.5	0.2	8.2
		$6.2	$0.8	$33.6

 (1)       The Partnership issued 840,239 and 833,515 i-units to Enbridge Energy Management, L.L.C., sole owner of the Partnership’s
i-units, during 2004 and 2003, respectively in lieu of cash distributions.

(2)          The Partnership retains an amount equal to 2% of the i-unit distribution from the General Partner to maintain the 2% general partner interest in the partnership.

(3)          Cash distributions represent the total cash received by the Company for its Class B and General Partner interests, including incentive distributions.

7.             PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2004	2003
	(dollars in millions)

Land	$0.3	$0.3
Rights-of-way	5.5	5.5
Pipeline	107.2	106.5
Pumping equipment, buildings and tanks	17.8	17.0
Compressors, meters and other operating equipment	0.7	—
Vehicles, office furniture and equipment	0.2	0.1
Construction in progress	117.5	115.6
Deferred obligation (1)	—	(65.0)
	$249.2	$180.0
Accumulated depreciation	(70.0)	(56.7)
	$179.2	$123.3

(1) Represents a portion of the CCPS acquisition cost. See also Note 5 – Acquisitions.

8.             DEBT

		December 31,
	Interest Rate	2004	2003
		(dollars in millions)
Senior Note maturing 2005	8.01%	$158.0	$158.0
Senior Note maturing 2007	8.17%	117.0	117.0
		275.0	275.0
Current maturities		(158.0)	—
Long-term debt		$117.0	$275.0

Subsidiaries of the Company have two senior notes outstanding, which are guaranteed by Enbridge in the aggregate of $275.0 million. Interest on both notes is payable semi-annually with the principal to be paid on the notes maturity dates in March of 2005 and 2007, respectively.  The Company has entered into cross-currency swaps to convert the principal and interest amounts payable on the Senior Notes to Canadian dollars, see Note 14.

9.             DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	December 31,
	2004	2003
	(dollars in millions)
Net operating loss and other carry forwards	$(50.3)	$(52.9)
Net book basis of assets in excess of tax basis	281.4	282.5
Currency translation adjustment on debt obligations not realized for tax	(19.4)	(11.5)
Net book losses on derivatives not realized for tax	(8.4)	(2.8)
Other	(9.2)	(3.0)
Net deferred tax liabilities	$194.1	$212.3

The Company has net operating loss carry forwards (“NOLs”) of approximately $116.0 million, expiring in various amounts from 2010 through 2023. The ability of the Company to utilize the carry forwards is dependent upon the Company generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. The Company believes it is more likely than not that the deferred tax assets attributable to NOLs will be realized given the reversal of temporary differences in future years and, therefore, there is no valuation allowance offsetting these assets.

10.          SHARE ISSUANCE

On November 20, 2003, the Company issued an additional 154,167 common shares to its only shareholder, Enbridge Pipelines.  The shares were issued at a subscription price of $1,200 per share for a total investment of $185.0 million.  The proceeds were used to partially repay a loan from Enbridge (see Note 11).  This transaction reduced the amount of outstanding cross border loans, which eliminated the withholding tax that was currently incurred at a rate of 10% of the interest accrued on these loans.

11.          RELATED PARTY TRANSACTIONS

The Company, as sole general partner, is responsible for the management and operation of the Partnership. Through service agreements, the Company utilizes the resources of its affiliates to provide the services required by the Partnership. The Partnership pays the Company’s affiliates for these services. These transactions have no impact on the net earnings of the Company.

Current loans to affiliates, in U.S. dollars, are as follows:

				December 31,
	Currency	Rate *	Maturity	2004	2003
				(principal outstanding; dollars in millions)

Enbridge Pipelines (Athabasca) Inc.	Canadian	7.69%	2005	$189.9	$—
Enbridge Pipelines Inc.	Canadian	CDOR + 0.25%	Demand	0.8	89.8
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	2005	0.8	38.7
Enbridge Inc.	Canadian	CDOR + 0.35%	Demand	426.6	353.0
Enbridge Inc.	Canadian	0%	Demand	10.6	—
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	118.4	—
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	—	17.4
Current Maturity Loans to affiliates				$747.1	$498.9

Long-term loans to affiliates, in U.S. dollars, are as follows:

Enbridge Pipelines (Athabasca) Inc.	Canadian	7.80%	2013	140.7	131.0
Enbridge Pipelines (Athabasca) Inc.	Canadian	7.69%	2005	—	176.9
Long-term Loans to affiliates				$140.7	$307.9

Current loans from affiliates, in U.S. dollars, are as follows:

				December 31,
	Currency	Rate	Maturity	2004	2003
				(principal outstanding; dollars in millions)

Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	$51.4	$5.5

*AFR – Applicable Federal Rate

*CDOR – Canadian Depository Offering Rate

12.          POST-EMPLOYMENT BENEFITS

Defined Benefit Plans

The Company sponsors a defined benefit pension plan that provides defined pensions benefits and , covers employees in the United States.  The Company also sponsors a supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans’ limits.  Collectively, the defined benefit pension plan and the supplemental nonqualified retirement plan are referred to as the “Pension Plans.”  Retirement benefits under the Pension Plans are based on the employees’ years of service and remuneration.  Pension cost accruals are calculated in accordance with independent actuarial valuations.  Contributions made by the Company are also made in accordance with independent actuarial valuations and are invested primarily in publicly traded equity and fixed income securities.  The measurement date is as of September 30, 2004.

Pension costs under the Pension Plans reflect management’s best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses and changes to assumptions are amortized over the expected average remaining service lives of the employees.

Defined Contribution Plans

The Company sponsors a qualified contributory defined contribution plan that provides retirement benefits for  employees in the United States. Contributions are generally based on the employee’s age and or years of service. Contributions to the defined contribution plans are also based on employee contributions. For defined contribution pension benefits, pension expense equals amounts required to be contributed by the Company.

Post-Employment Benefits Other Than Pensions

The Company sponsors a contributory postretirement plan that provides medical, dental and life insurance benefits for qualifying U.S. retired employees..  The postretirement medical, dental and life insurance plan is referred to as Other Post-Employment Benefits or the “OPEB Plan.”

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) was enacted in the United States of America (U.S.).  The Act introduced a prescription drug benefit under Medicare as well as a nontaxable federal subsidy to sponsors of retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit (Medicare Part D).  In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the effects of the Act.  The Center for Medicare and Medicaid Services (the branch of the U.S. Government responsible for the Act) is still developing specific regulations regarding final implementation of the Act.

The Company has determined that one of its postretirement benefit plans which provides prescription drug benefits coverage is currently actuarially equivalent to Medicare Part D and has therefore elected to recognize the effects of the Act on its postretirement benefit plans by implementing the provisions specified in FSP 106-2 retroactively to January 1, 2004.  The Company has reduced its accumulated postretirement benefit obligation (APBO) for the effect of the subsidy related to benefits attributed to prior service by approximately $7.7 million.  This is reflected as an actuarial experience gain and will be amortized over future periods to the extent the unrecognized net gain exceeds 10 percent of the APBO or the market-related value of plan assets, whichever is greater.  In addition, the subsidy will reduce current period service costs and related interest costs on the APBO.

The tables below detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability of our Pension Plans and the OPEB Plan using the accrual method.

	Pension Plans		OPEB Plan
	2004	2003	2004	2003
	(dollars in millions)
Change In Benefit Obligation
Benefit obligation, January 1	$74.9	$63.7	$51.1	$45.5
Service Cost	3.7	3.4	1.8	2.0
Interest Cost	4.5	4.1	2.9	3.0
Employee Contributions	—	—	0.3	0.3
Plan Change	0.5	—	—	—
Actuarial loss	8.6	7.9	2.6	1.9
Benefits paid	(3.8)	(4.2)	(1.6)	(1.6)

Benefit obligation, December 31	$88.4	$74.9	$57.1	$51.1

Change In Plan Assets
Fair value of plan assets, January 1	$102.4	$93.3	$24.0	$20.3
Actual return on plan assets	9.6	13.2	1.1	0.6
Employer’s contributions	0.1	0.1	4.3	4.4
Employee contributions	—	—	0.3	0.3
Other	(3.8)	(4.2)	(1.6)	(1.6)

Fair value of plan assets, December 31	$108.3	$102.4	$28.1	$24.0

Funded Status
Funded status	$19.9	$27.5	$(28.9)	$(27.0)
Unrecognized prior service cost	2.6	2.7	0.3	0.4
Unrecognized transition amount	—	—	5.6	6.3
Unrecognized actuarial loss (gain)	5.4	(1.2)	19.5	17.3
Prepaid (accrued) benefit cost at measurement date	27.9	29.0	(3.5)	(3.0)
Prepaid cost retained by affiliate (Enbridge, U.S.)	(24.2)	(24.2)	—	—
Contributions made in 4th quarter	—	—	2.5	1.2
Prepaid (accrued) benefit cost at end of year	$3.7	$4.8	$(1.0)	$(1.8)

Other comprehensive income attributable to the change in additional minimum liability recognition was $(0.5) million and $0.6 million for the fiscal year ended December 31, 2004 and 2003, respectively.

The accumulated benefit obligation for the Pension Plans was $75.3 million and $65.2 million at December 31, 2004, and 2003, respectively.  The accumulated benefit obligation for the OPEB Plan at December 31, 2004 and 2003 was $57.1 million and $51.1 million, respectively

Economic Assumptions

The assumptions made in the measurement the projected benefit obligations or assets of the Pension Plans and OPEB Plan were as follows:

	Pension Plans		OPEB Plan
	2004	2003	2004	2003
Discount rate	6.00%	6.25%	6.00%	6.25%
Expected return on plan assets	7.75%	7.75%	4.5%	4.50%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Health care trend	N/A	N/A	Graded 12% to 5% over 7 years	Graded 13% to 5.5% over 7 years

A 1% increase in the assumed medical and dental care trend rate would result in an increase of $9.6 million in the accumulated post-employment benefit obligations.  A 1% decrease in the assumed medical and dental care trend rate would result in a decrease of ($7.6) million in the accumulated post-employment benefit obligations.

The above table reflects the expected long-term rates of return on assets of the Pension Plans and OPEB Plan on a weighted-average basis.  The overall expected rates of return are based on the asset allocation targets with estimates for returns on equity and debt securities based on long term expectations.

Expected Future Benefit Payments

The following table presents the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five years thereafter by the Pension Plans and OPEB Plan:

	Gross Benefit Payments
Year Ending	Pension Plans	OPEB Plan
	(dollars in millions)

12/31/2005	$4.1	$1.8
12/31/2006	4.2	2.1
12/31/2007	4.3	2.3
12/31/2008	4.5	2.5
12/31/2009	4.6	2.8
Next 5 Years	29.4	17.6

The expected future benefit payments are based upon the same assumptions used to measure the projected benefit obligations of the Pension Plans and OPEB Plan including benefits associated with future employee service.

Expected Contributions to the Plan

The Company expects to make contributions to the Pension Plans and the OPEB Plan for the year ending December 31, 2005 as follows:

	Pension Plans	OPEB Plan
	(dollars in millions)

12/31/2005	$—	$5.3

Plan Assets

The weighted average allocation of assets of the Company’s Pension Plans and OPEB at December 31, 2004 and 2003, by asset category, are as follows:

	Pension Plans		OPEB
Asset Category	2004	2003	2004	2003

U.S. Equities	36.7%	38.6%	—	—
Foreign Equities	24.8%	1.6%	—	—
Fixed Income	37.4%	39.2%	79.0%	85.8%
Cash and short-term assets	1.1%	20.6%	21.0%	14.2
Total	100.0%	100.0%	100.0%	100.0%

In December 2003, Putnam Investments (“Putnam”), the investment manager of “Pooled Funds – International Equities,” was terminated by the Plan.  The Plan entered into a contractual arrangement with Frank Russell Securities (the “Transition Manager”) to manage the transition of the assets during the period while a replacement manager was being selected.   At December 31, 2003 and continuing during the transition until a replacement investment manager was selected by the Plan, the Transition Manager temporarily used certain investments to simulate an investment in “Synthetic International Equities.”  The objective of this strategy was to achieve market returns from the MSCI EAFE international index, with respect to the market value of the funds under transition.  The Synthetic International Equities investment strategy was maintained through the use of money market funds, U.S. government securities, index futures contracts and foreign currency forwards in order to replicate the international equity market, as provided for under the Plan’s Investment Policies.

The goals of the Pension Plans fund are:

(i)            to ensure that pension benefits are secured over time;

(ii)           to minimize the Company’s pension contributions by maximizing the long-term investment return on assets; and

(iii)          to keep short-term fluctuations in pension contributions within a range which is acceptable to the Company.

The objective of the Pension Fund is to earn a return on total assets which is greater than the rate of return assumed by the actuary in calculating the Company’s required contributions to the Plan.

The goals of the OPEB fund are:

(i)            to ensure that post-retirement medical, dental and life insurance benefits are secured over time;

(ii)           to minimize the income tax exposure to the Company resulting from earnings on the plans assets by investing in tax efficient investments; and

(iii)          to provide a stable income stream while minimizing risk of loss in principal over time by investing in long-term fixed income investments.

The objective of the OPEB fund is to earn an acceptable return on total assets while minimizing income tax exposure and required contributions to the Plan.

Asset Mix Policy

The long-term asset mix policy of the Pension Plans and OPEB funds has been adopted after consideration of the following factors:

(a)          the nature and structure of the Pension Plans liabilities, including the attribution of such liabilities between active and retired members;

(b)         the going concern and solvency funded status and cash flow requirement of the Plan;

(c)          the investment horizon of the Plan;

(d)         the Company’s risk tolerance – i.e. the operating environment and financial situation of the Company and its ability to withstand fluctuations in pension contributions; and

(e)          the future economic and capital markets outlook with respect to investment returns, volatility of returns and correlation between assets.

The assets of the Pension Plans and OPEB funds shall be allocated among the investment categories indicated below so that on average over time the market value invested in each category, when measured as a percentage of the total market value of the Fund, shall be expected to equal the following asset mix:

	Pension Plans	OPEB
U.S. Equities	40%	—
Foreign Equities	20%	—
Fixed Income	40%	100%
Total Assets	100%	100%

The actual allocation of the assets of the Pension Fund at any point in time, measured in terms of the market value of assets in each investment category as a percentage of the total market value of the Fund, may differ from the long-term asset mix specified above but shall remain within the following minimum and maximum range:

	Minimum	Maximum
U.S. Equities	37%	43%
Foreign Equities	17%	23%
Fixed Income	37%	43%

Rebalancing among asset classes will be performed on an objective basis at the Pension Committee level as range limits noted are reached.  The frequency of this rebalancing will be variable depending on relative performance, but is designed to systematically, without prejudice or bias, re-align the asset class weightings back to those targeted when one or more asset classes approach its minimum or maximum range.  The result of such rebalancing, net of transactions costs, should be to both reduce portfolio performance volatility and enhance performance in volatile capital market periods.

In addition to the established long-term asset mix, the investment policies of the Pension Plan and the OPEB plan allow each plan to invest in cash and short-term investments in amounts sufficient to meet the current liquidity needs of each plan.

In accordance with its funding policy, the Company will ensure that the Plan has the minimum level of assets at all times and that any shortfall is quickly eliminated.  Any surplus assets in excess of the target level of assets will be applied towards the Company’s contribution requirement.

13.          COMMITMENTS AND CONTINGENCIES

In connection with the transfer of its crude oil pipeline business to the Partnership in 1991, the Company indemnified the Partnership from and against substantially all liabilities, including liabilities relating to environmental matters, arising from operations prior to the transfer. This indemnification does not apply to amounts that the Partnership would be able to recover in its tariff rates (if not recovered through insurance), or to any liabilities relating to a change in laws after December 27, 1991. In addition, in the event of default, the Company is subject to recourse with respect to the Partnership’s First Mortgage Notes which had outstanding balances of $217.0 million and $248.0 million at December 31, 2004 and 2003, respectively.

The Company is a participant in various legal proceedings arising in the ordinary course of business.  Some of these proceedings are covered, in whole or in part, by insurance.  The Company believes that the outcome of all these proceedings will not, individually or in the aggregate, have a material adverse effect on the financial condition of the Company.

14.          FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

As of December 31, 2004 and 2003, the carrying amounts of certain financial instruments held by the Company, including cash, cash equivalents, trade receivables, payables, intercompany advances, loans and short-term borrowings are representative of fair value because of the short-term maturity of these instruments. The fair value of all derivative financial instruments is the estimated amount at which management believes the instruments could be liquidated over a reasonable period of time, based on quoted market prices, current market conditions or other estimates obtained from third-party brokers or dealers.

At December 31, 2004 and 2003, the fair value of the Senior Note maturing 2005 is $159.6 million and 169.8 million, respectively, and the fair value of the Senior Note maturing 2007, for the same two years, is $128.2 million and $135.4 million, respectively.

At December 31, 2004, the fair value of loans to Enbridge Pipelines (Athabasca) Inc. (2005 and 2013 maturity), are $191.6 million, and $167.6 million, respectively; for the year ended December 31, 2003, the fair value of the loans were $186.6 million and $150.6 million, respectively. Fair value of other loans from (and to) affiliated companies’ approximate face value.

Derivative Financial Instruments

Foreign Exchange Risk

The Company has financial instruments denominated in Canadian dollars that have exposure to fluctuations in exchange rates. Accordingly, the Company has entered into foreign exchange contracts to offset the impact of income taxes on gains and losses arising from the translation of these financial instruments.  The contracts represent forward purchases of $123 million Canadian denominated Dollars (“Cdn”) in March 2005 at a rate of $1.40 Cdn for each United States of America denominated dollar (USD) and $91 million Cdn in March 2007 at a rate of $1.38 Cdn/USD.   These forward foreign exchange contracts are recorded at fair market value with the corresponding gains and losses recorded in income. The Company does not intend to settle these foreign exchange contracts prior to maturity. At December 31, 2004 and 2003, the forward foreign exchange contracts had a fair market value of $23.9 million payable and $8.1 million payable, respectively and are included as deferred credits on the statement of financial position.

The Company has also entered into cross-currency swap transactions to convert the principal and interest amounts payable on the $275.0 million Senior Notes from U.S. dollars to Canadian dollars. The rates and terms of the cross-currency swaps perfectly match the rates and terms of the underlying Senior Notes and any gains/(losses) flow through accumulated Other Comprehensive Income. Approximately $32.3 million will be reclassified from Other Comprehensive Income into earnings in 2005.  As of December 31, 2004 and 2003, the cross currency swaps had a fair market value of $57.2 million payable and $25.3 million payable, respectively and are included as deferred credits on the statement of financial position.

The Company has no derivative financial instruments at December 31, 2004 and 2003, associated with commodity price hedging activities.

15.          ACCUMULATED OTHER COMPREHENSIVE INCOME - COMPONENTS

The components of accumulated other comprehensive income for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
	(dollars in millions)
Cumulative translation adjustments	$84.2	$36.0
Minimum pension liability adjustments	$(0.3)	(1.0)
Changes in fair value of derivatives	$(1.1)	4.9
Unrealized gains/losses on certain investments, net of tax	$(3.0)	6.8
Other	$0.1	0.1
Total	$79.9	$46.8

16.          SUBSEQUENT EVENTS

In March 2005, the Company repaid its $158.0 million Senior Note with proceeds received from a demand loan obtained from Enbridge, Inc.  In connection with this transaction, the Company net settled certain foreign exchange swaps established to offset the tax impact realized on the foreign exchange triggered by the repayment of the Senior Note.

Additionally, in March 2005, the Company extended a five year, $189.9 million loan to Enbridge Pipelines (Athabasca) Inc. bearing interest at a fixed rate of 5.47%, payable semiannually in March and September of each year.